Exhibit 8.1
HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074
TEL 804 • 788 • 8200
FAX 804 • 788 • 8218
April 10, 2006
America First Apartment Investors, Inc.
Suite 400, 1004 Farnam Street
Omaha, Nebraska 68012
America First Apartment Investors, Inc.
Qualification as Real Estate Investment Trust
Ladies and Gentlemen:
     We have acted as special tax counsel to America First Apartment Investors, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3, which will be filed with the Securities and Exchange Commission (“SEC”), with respect to the offer and sale of up to 525,000 shares of common stock of the Company (the “Common Stock”), par value $0.01 per share, by the selling shareholder named in the prospectus (the “Prospectus”) filed as part of the Registration Statement. You have requested our opinion regarding certain U.S. federal income tax matters.
     The Company, through its wholly-owned subsidiaries (the “Subsidiaries”), owns and operates thirty multifamily apartment complexes and one office/warehouse complex (collectively, the “Properties”). In addition to the Properties, the Company invests in mortgage-backed securities, stock of real estate investment trusts (“REITs”), and mezzanine loans.
     In giving the opinions set forth herein, we have examined the following (collectively, the “Reviewed Documents”):
1.	the Company’s Amended and Restated Declaration of Trust, as filed with the Department of Assessments and Taxation of the State of Maryland on April 5, 2002;

2.	the Company’s By-Laws;

America First Apartment Investors, Inc.
April 10, 2006

3.	the Registration Statement and the Prospectus;

4.	the partnership and operating agreements of the Subsidiaries that are treated as partnerships or disregarded entities for federal income tax purposes; and

5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
     In connection with the opinions rendered below, we have assumed, with your consent, that:
1.	each of the documents referred to above has genuine signatures; has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended; the forms of documents supplied to us are substantially identical to those documents executed by the Company;

2.	during the taxable year ending December 31, 2006 and future taxable years, the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), will be true and correct for such years;

3.	during the taxable year ended December 31, 2006 and future taxable years, the Board of Directors of the Company will not revoke the Company’s status as a REIT.

4.	each of America First Apartment Investors REIT, Inc., a Nebraska corporation, and America First Real Estate Investment Partners REIT, Inc., a Nebraska corporation (together, the “Private REITs”), were dissolved on June 28, 2004;

5.	the representations contained in the certificates, dated February 25, 2004 and June 15, 2004 and executed by a duly appointed officer of the Private REITs, remained true and correct through the respective dissolution dates for those entities;

6.	the Company will not make any amendments to its organizational documents or the organizational documents of the Subsidiaries after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

7.	no action will be taken by the Company or the Subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

America First Apartment Investors, Inc.
April 10, 2006

     In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate.
     Based solely on the Reviewed Documents, the assumptions set forth above, the representations set forth in the Officer’s Certificate, and the factual matters discussed in the Prospectus under the caption “Federal Income Tax Considerations” (which are incorporated herein by reference), and without further investigation, we are of the opinion that:
(a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable years ended December 31, 2003 through December 31, 2005, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2006, and in the future; and
(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Considerations” are correct in all material respects and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Stock.
     Except as described herein, we have performed no further due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer’s Certificate.
     We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for its 2006 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.
     The foregoing opinions are based on current provisions of the Code, the Treasury regulations (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

America First Apartment Investors, Inc.
April 10, 2006

     The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Common Stock pursuant to the Prospectus (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-3. We also consent to the references to Hunton & Williams LLP under the caption “Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,
/s/ Hunton & Williams LLP